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                                                       EXHIBIT 7.2


                         GIBRALTAR PACKAGING GROUP, INC.

                              STOCK OPTION AGREEMENT


     This Agreement, effective as of August 1, 1996 (the "Grant Date"), is by and among GIBRALTAR PACKAGING GROUP, INC., a Delaware corporation (the "Company"), and WALTER E. ROSE ("Optionee").

     To carry out the purposes of the Gibraltar Packaging Group, Inc. 1996 Non-Qualified Stock Option Plan ("Plan") by affording Optionee the opportunity to purchase shares of Common Stock, par value $0.01 per share, of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Optionee hereby agree as follows:

     1. Grant of Option. The Company hereby grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 125,000 shares of Stock, on the terms and conditions set forth herein and in the Plan.

     2. Purchase Price. The purchase price of Stock purchased upon exercise of the Option shall be $4.00 per share.

     3.   Exercise of Option.

     (a) Subject to the earlier expiration of the Option as herein provided and subject to the terms and conditions contained herein, the Option may be exercised, by written notice to the Company at its principal executive office, addressed to the attention of the Secretary of the Company, at any time and from time to time on and after the Grant Date, subject to the vesting schedule set forth below, such exercise to be effective at the time of receipt of such written notice at the Company's principal executive office during normal business hours; provided, however, that, except (i) any exercise of the Option must be for a minimum of 500 shares of Stock and (ii) the Option shall only be exercisable in accordance with the following vesting schedule subject to Paragraphs 3(b) and 3(c):

             Date Shares of Stock
               May be Purchased              Percentage of Shares of Stock
          --------------------------         -----------------------------
          Six months from Grant Date         20%
          1 year from Grant Date             20%
          2 years from Grant Date            20%
          3 years from Grant Date            20%
          4 years from Grant Date            20%

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     (b)  Notwithstanding Paragraph 3(a) above, (i) the portion of the Option that would otherwise vest on the date that is one year from the Grant Date shall not be vested unless and until at any time prior to the expiration of this Option the "Fair Market Value" (as defined below) of the Stock is equal to or greater than $6.00 for 20 consecutive trading days; (ii) the portion of the Option that would otherwise vest on the date that is two years from the Grant Date shall not be vested unless and until at any time prior to the expiration of this Option the Fair Market Value of the Stock is equal to or greater than $7.00 for 20 consecutive trading days; (iii) the portion of the Option that would otherwise vest on the date that is three years from the Grant Date shall not be vested unless and until at any time prior to the expiration of this Option the Fair Market Value of the Stock is equal to or greater than $8.00 for 20 consecutive trading days; and (iv) the portion of the Option that would otherwise vest on the date that is four years from the Grant Date shall not be vested unless and until at any time prior to the expiration of this Option the Fair Market Value of the Stock is equal to or greater than $9.00 for 20 consecutive trading days. "Fair Market Value" means (i) if the Stock is listed on a domestic securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the National Association of Securities Dealers automated quotation system ("NASDAQ"), the last reported sale price of a share of Stock on such exchange or NASDAQ, or if no such sale is made any such day, the average closing bid and asked prices for any such day on such exchange or NASDAQ; or (ii) if the Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the price per share as determined by the board of directors of the Company acting in good faith.

     For example purposes only, if the Fair Market Value of the Stock does not reach $6.00 on 20 consecutive trading days prior to the date that is one year from the Grant Date, the portion of the Option that would otherwise vest on that date will not vest on that date. If the Fair Market Value of the Stock subsequently is equal to or greater than $6.00 for 20 consecutive trading days at any time prior to the expiration of this Option, such portion of the Option will vest on the 20th day.

     (c)  The Option shall become immediately fully exercisable:

          (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that stockholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

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     (ii) if the stockholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

     (iii) if the stockholders of the Company approve a plan for the sale, lease, exchange, transfer, assignment or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

     (d) Optionee (or the person permitted to exercise the Option in the event of Optionee's death) shall be and have all of the rights and privileges of a stockholder of record of the Company with respect to shares acquired upon exercise of the Option, effective upon such exercise.

     4. Payment of Exercise Price. The purchase price of shares as to which the Option is exercised shall be payable at the time of exercise (i) in cash or check payable and acceptable to the Company, or (ii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option exercise price; provided that in the event the Optionee chooses to pay the Option exercise price as provided in clause (ii), the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.

     5. Transferability. The Option may be sold, exchanged, pledged, transferred, assigned or otherwise encumbered by Optionee only as follows: (1) to the spouse or any children or grandchildren of Optionee; (2) as a charitable contribution or gift to or for the use of any person or entity described in
Section 170(c) of the Internal Revenue Code of 1986, as amended; (3) to any "Controlled Entity," as such term is defined below; or (4) by will or the laws of intestate succession. "Controlled Entity" means any trust, partnership, limited liability company or other entity in which Optionee acts as trustee, managing partner, managing member or otherwise controls.

     6. Termination of Employment. If the Optionee's employment is terminated for any reason other than a Qualified Termination (defined below), the Option shall automatically expire simultaneously with such termination. In the event of termination of an Optionee's employment due to death, retirement on or after reaching age 65 (or if prior to age 65, with the consent of the Committee), permanent disability (as determined under the standards of the Company's long-term disability program) or termination by the Company for any reason other than "cause" (such four events being a "Qualified Termination"), the Option may be exercised by the Optionee (or his estate, personal

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representative or beneficiary) at any time within the three-month period commencing on the day next following such Qualified Termination (or within the next succeeding three months if the Optionee dies or becomes disabled within the three-month period following such Qualified Termination) to the full extent that the Optionee was entitled to exercise the same on the day immediately prior to such Qualified Termination. For purposes of this clause, "cause" shall mean:

          (i) Final conviction of the Optionee of a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Optionee at the expense of the Company;

          (ii) Participation by the Optionee as an employee, officer or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company; or

          (iii) Gross and willful inattention to Optionee's duties as an employee for a continuous period of three months other than due to Optionee's total physical disability, or another cause reasonably beyond the control of Optionee, which inattention to duty has a material adverse effect on the Company.

     7. Withholding of Tax. To the extent that the exercise of the Option is a taxable event with respect to which the Company has a duty to withhold for federal or state income tax purposes, Optionee shall pay to the Company at the time of such exercise (or such other time as the law permits if Optionee is subject to Section 16(b) of the Securities Exchange Act of 1934) such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations (or to be entitled to a tax deduction), and, if Optionee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income (or to be entitled to a tax deduction) or otherwise refuse to issue or transfer any shares otherwise required to be issued pursuant to the terms hereof.

     8. Status of Stock. Unless the offering, sale and delivery of shares of Stock acquirable upon exercise of the Option have been registered and continue to be so at the date of exercise hereof under the Securities Act of 1933 (the "Act"), Optionee agrees that the shares of Stock which Optionee acquires by exercise the Option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the act and any applicable state securities laws. Optionee also agrees that

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the shares of Stock which Optionee may acquire by exercising the Option will not be sold or disposed of in any manner which would constitute a violation of any other applicable securities law, whether federal or state.

          In addition, Optionee agrees (a) that the certificates representing the shares of Stock issued under this Agreement may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, and (b) that the Company may give instruction to its transfer agent, if any, to stop transfer of the shares of Stock issued under this Agreement on the stock transfer records of the Company, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law or any such agreements.

          Optionee further agrees that the Option granted herein shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase or issuance of shares hereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Board of Directors.

     9. Employment Relationship. For purposes of this Agreement, Optionee shall be considered to be in the employment of the Company as long as Optionee remains an employee of either the Company or its Subsidiaries (as defined in the Plan). Any question as to whether and when there has been a termination of such employment, for purposes of this Agreement, and the cause of such termination, for purposes of this Agreement, shall be determined by the Committee, and its determination shall be final. Nothing herein shall give Optionee any right to continued employment or affect in any manner the right of the Company or any subsidiary or parent corporation to terminate the employment of Optionee.

     10. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee. This Agreement and all actions taken hereunder shall be governed by and constructed in accordance with the laws of the State of Delaware. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. A copy of the Plan is attached hereto as Exhibit A, and the Plan is incorporated herein by this reference. The Committee shall have authority to construe the terms of this Agreement, and the Committee's determinations shall be final and binding on Optionee and the Company.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Optionee has executed this Agreement as of the day and year first above written.


OPTIONEE                           GIBRALTAR PACKAGING GROUP, INC.

/s/ Walter E. Rose                 By: /s/ Rebecca L. Couturier
------------------                    ----------------------------
                                   Name: Rebecca L. Couturier
                                        --------------------------
                                   Title: Assistant Secretary
                                         -------------------------